Exhibit 10.7

FORM OF
PERFORMANCE SHARE AWARD AGREEMENT

Participant:

Target Number of

Performance Shares:

Performance Cycle:   July 1, 2013 – June 30, 2016

Grant Date:

This Performance Share Agreement (the “Award Agreement”) evidences the grant to the Participant by Premier, Inc. (the “Company”) of the right to receive shares the Company’s Class A common stock, $0.01 par value (“Shares”) upon the terms and conditions provided for herein under the Premier, Inc. 2013 Equity Incentive Plan (the “Plan”).  Except as specifically set forth herein, the rights granted under this Award Agreement (the “Award”) are expressly subject to all of the terms, definitions, and provisions of the Plan.  Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

1.             Grant of Performance Shares.  Subject to the terms and provisions of this Award Agreement and the Plan, the Company hereby grants to the Participant the right to be issued the number of Performance Shares that have been earned based on performance in the Performance Cycle as determined by the Committee under Exhibit A - Performance Terms, provided that the Participant has been continuously employed (subject to the provisions of Section 3) with the Company from July 1, 2013 through June 30, 2016.  The date on the condition set forth above is satisfied is the “Vesting Date.”

2.             Terms and Conditions.  The terms, conditions, and restrictions applicable to this Award are specified in the Plan, this Award Agreement, including Exhibit A – Performance Terms and Exhibit B – Section 280G Rules, and the prospectus dated                     , 2013 and any applicable prospectus supplement (together, the “Prospectus”).  The terms, conditions and restrictions in the Plan and Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary.  The Participant also understands that the value that may be realized, if any, from this Award is contingent, and depends on, the future market price of the Shares, among other factors.  The Participant further confirms the Participant’s understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied.  Thus, the Participant understands that

(a) any monetary value assigned to this Award in any communication regarding this Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Performance Shares shall be subject to lock-up restrictions as described in Section 16 of this Award Agreement.  The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until this Award is vested and settled in Shares.

3.             Termination of Employment.  Subject to the provisions that follow in this Section 3 and in the Plan with respect to a Change in Control, if at any time prior to the Vesting Date the Participant’s service with the Premier Group terminates, then notwithstanding any contrary provision of this Award Agreement, this Award will be forfeited and cancelled automatically as of the date of such termination, and no Shares will be issued hereunder.  Notwithstanding the foregoing, if the Participant’s employment with the Premier Group terminates prior to the Vesting Date as a result of being a Good Leaver (as defined below), then the Award will continue in force following the date of such termination, and, subject to any then effective deferral election, a pro-rata portion of the Shares underlying the Performance Shares will be issued to the Participant (or if applicable his or her estate, heirs or beneficiaries) on the Payout Date reflecting the period of the Participant’s continued service with the Premier Group from and after the Grant Date through the date of termination of the Participant’s service with the Premier Group.  The Committee will determine the pro-rata portion of the Performance Shares to be paid out under the following formula: total number of Shares issued on account of the Performance Shares (based upon the actual performance results) multiplied by number of days of active service following Grant Date divided by number of days between Grant Date and June 30, 2016.  A Participant is a “Good Leaver” on account of (a) terminating employment with the Premier Group due to death, Disability or an Approved Retirement (as defined in Section 14 below) or (b) the termination of the Participant’s employment with the Premier Group Without Cause (as defined in Section 14 below).

4.             Change in Control.  As provided in Section 13.2 of the Plan, this Award shall be vested upon a Change in Control prior to the end of the Performance Cycle without any reduction for being employed for less than the entire Performance Cycle to the extent Performance Goals have been achieved after evaluating actual performance from the start of the Performance Cycle until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.

5.             Settlement of Award.  Subject to Section 7 below, the Company shall deliver or cause to be delivered to or on the behalf of the Participant and the Company will issue Share for each Performance Share earned and vested on the Vesting Date to the Participant as soon as practicable following the Vesting Date, but in any event within sixty days after the Vesting Date (such date, the “Payout Date”).  No dividend equivalents shall apply with respect to any

Performance Shares.  Vested Shares to be delivered due to death shall be paid to the Participant’s Beneficiary designated according to the terms of the Plan.

6.             Compliance with Certain Obligations; Compensation Recovery.  The Performance Shares shall be subject to forfeiture as a result of the Participant’s violation of any obligations contained in any agreement between the Company and the Participant relating to non-competition, non-interference, non-solicitation and confidentiality (the “Employment Obligations”), and shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliates.  For avoidance of doubt, compensation recovery rights to Performance Shares shall extend to the proceeds realized by the Participant due to the sale or other transfer of the Performance Shares.  The Participant’s prior execution of agreements containing the Employment Obligations and confirmation of such obligations was a material inducement for the Company’s grant of the Award under this Award Agreement.

7.             Taxes; Limitation on Excess Parachute Payments.  The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.  The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Award Agreement.  The Committee, in its sole discretion, may satisfy the Participant’s withholding tax obligations by reducing the number of Performance Shares to which the Participant is entitled under the Award.  Notwithstanding any other provision in this Award Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Award Agreement or any other plan, arrangement or agreement with a member of the Premier Group (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the limitation under this Section 7 is applicable shall be determined under the Section 280G Rules set forth in Exhibit B, which shall be enforceable as if set forth in this Award Agreement.

8.             Consent to Electronic Delivery.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors.  Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

9.             Administration.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Premier

Group to transfer certain Participant data to another member of the Premier Group, or to its outside service providers or governmental agencies.  By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.

10.          Entire Agreement/Amendment/Survival/Assignment.  The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant.  Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement.  The provisions of this Award Agreement that are intended to survive the Participant’s termination of employment shall survive such date.  The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Premier Group.

11.          No Right to Employment.  The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with a member of the Premier Group for a definite period of time.  The employment relationship is “at will,” which affords the Participant or a member of the Premier Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law.  The Premier Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment.

12.          Transfer Restrictions.  The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Participant’s right hereunder to receive Performance Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.

13.          Conflict.  This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 12 of the Plan.  In the event of a conflict between the Plan, this Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, this Award Agreement and then the Prospectus).

14.          Definitions.  For purposes of this Award Agreement, the following terms shall be as defined below:

(a)           “Approved Retirement” shall mean a Participant’s voluntary resignation from the Premier Group on or after attaining age 59 ½ or age 55 with 5 or more years of service.

(b)           “Just Cause” means termination of the Participant’s employment with the Premier Group by a member of the Premier Group as a result of conduct by the Participant amounting to: (i) commission or omission of any act of dishonesty, moral turpitude, fraud, embezzlement, theft, misappropriation, breach of fiduciary duty, or breach of the duty of loyalty in connection with the Participant’s employment with a Premier Group member or against any Premier Group partner hospital, affiliated health care organization or customer; (ii) willful misconduct, insubordination, or repeated refusal or unwillingness to follow the reasonable directives of the Board of Directors / Managers of a Premier Group member and/or the Participant’s Premier Group employer, the Chief Executive Officer of the Participant’s Premier Group employer, or the Participant’s immediate supervisor(s); (iii) willful action or inaction with respect to the Participant’s performance of his or her employment duties that constitutes a violation of law or governmental regulations or that causes a Premier Group member to violate such law or regulation; (iv) a material breach of any securities or other law or regulation or any Premier Group policy governing inappropriate disclosures or “tipping” related to (or the trading or dealing of) securities, stock or investments; (v) excessive absenteeism not related to authorized sick leave, authorized family/medical leave, authorized disability leave, authorized vacation, authorized military or other authorized statutory leave within the parameters set forth in accordance with Premier Group policies and procedures regarding the same; (vi) a conviction, guilty plea or plea of nolo contendere by the Participant for any crime involving moral turpitude or dishonesty or for any felony; or (vii) material breach or violation of the terms of employment or other agreements to which the Participant and one or more members of the Premier Group are party; or (viii) breach or violation of material policies, rules, procedures or instructions of a Premier Group member.

For purposes of this definition only, no act or failure to act by a Participant shall be deemed “willful” if done or omitted to be done by the Participant in good faith and with the reasonable belief that the Participant’s act or omission was in the best interest of the Premier Group and consistent with Premier Group policies and applicable law. Further, any act or failure to act based on and consistent with (a) instructions pursuant to a resolution duly adopted by the Board of Directors / Managers of a Premier Group member, (b) instructions of the applicable Board Chair as authorized by such Boards, or (c) the advice of Premier Group counsel shall be presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Premier Group.

(c)           “Disability” means any of the following: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, or the Participant’s entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, receiving either (a) income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Participant’s Premier Group employer, or (b) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

(d)           “Good Reason” means a Participant’s resignation of employment from all applicable members of the Premier Group due to: (i) a material reduction of the Participant’s base salary without the Participant’s consent; (ii) a material reduction in the Participant’s authority, duties or responsibilities without the Participant’s consent, but excluding any such reductions made in good faith to conform with applicable law or accounting/public company standards; or (iii) a relocation of the Participant to a location outside a fifty (50) mile radius of the Participant’s primary office location. In all instances, a Participant must provide the Chair of the Board of Directors / Managers of the Participant’s Premier Group employer (in the case of the CEO) or the CEO of the Participant’s Premier Group employer (in the case of other Participants) written notice of the asserted instances constituting “Good Reason” within ninety (90) calendar days of the initial existence of the condition(s). Further, “Good Reason” shall not mean or include resignation by a Participant for conditions (i) — (iii) if cured or remedied by the appropriate Premier Group member(s) within thirty (30) calendar days of receiving the Participant’s notice.

(e)           “Premier Group” shall mean the Company, its Subsidiaries and Affiliates.

(f)            “Termination Date” shall have the meaning set forth in Exhibit B.

(g)           “Without Cause” means a termination of the Participant’s employment with the Premier Group by a member of the Premier Group for a reason other than death, Disability or for Just Cause.

15.          Section 409A.  This Award shall be construed consistent with the intention that it be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan or this Award Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

16.          Lock-up Restriction.  The Participant agrees that, if the Company proposes to offer for sale any Shares pursuant to a public offering under the Securities Act of 1933 and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by the Participant or enter into any Hedging Transaction (as defined below) relating to any securities of the Company held by the Participant.  For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

17.          Nature of Award.  This Award represents the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Award Agreement and the Plan.  The Participant has no rights under this Agreement other than the rights of a general unsecured creditor of the Company.  The Participant shall have the rights of a shareholder with respect to the Performance Shares only to the extent that Shares on account of such Performance Shares are issued to the Participant in accordance with the terms and conditions of this Award Agreement and the Plan.

18.          Governing Law.  This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereunder.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

PREMIER, INC.

By:

Its:

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company.  IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY                                 , THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT.  YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT.  FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, and the Plan as they pertain hereto.

By:

Name: